Exhibit 10.3

FIFTH AMENDMENT OF LEASE

THIS FIFTH AMENDMENT OF LEASE (this “Amendment”) is made as of the 11th day of April, 2011, by TBCI, LLC, a Massachusetts limited liability company, as Trustee of 3 Forbes Realty Trust, a Massachusetts nominee trust (successor in interest to BHX, LLC) (“Landlord”), and AGENUS INC. (f/k/a ANTIGENICS, INC.), a Delaware corporation (“Tenant”).

Recitals

A. Landlord and Antigenics, Inc. entered into a Lease dated December 6, 2002, as amended by a First Amendment of Lease dated August 15, 2003, by a Second Amendment of Lease dated March 7, 2007, by a Third Amendment of Lease dated April 23, 2008, and by a Fourth Amendment of Lease dated September 30, 2008 (as so amended, the “Lease”), pursuant to which Landlord leased to Tenant all of the rentable space in the building commonly known as 3 Forbes Road, Lexington, Massachusetts. All capitalized terms used in this Amendment which are defined in the Lease and not otherwise defined in this Amendment shall have the meanings given in the Lease.

B. Pursuant to a name change filed with the Secretary of State of Delaware and the Commonwealth of Massachusetts Antigenics, Inc. changed its name to AGENUS INC. effective January 6, 2011.

C. Landlord has negotiated a lease to a third party (the “Third Party Lease”) for that portion of the Premises depicted as “MIT B-2” on Exhibit A hereto (the “Elimination Space”).

D. Tenant desires to accommodate the Third Party Lease in order to induce Landlord to eliminate the Elimination Space from the Lease.

E. For the foregoing reasons, Landlord and Tenant desire to enter into this Amendment to eliminate the Elimination Space from the Lease, on and subject to the terms and conditions set forth below.

Statement of Amendment

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Elimination of Elimination Space. The Elimination Space shall be eliminated from the Lease, on and subject to the following terms and conditions:

(a)

Within ten (10) Business Days after the date of this Amendment, Tenant shall surrender all of the Elimination Space, other than that portion of the Elimination Space designated as “Storage Space” on Exhibit A hereto (the “Storage Space”), in its as-is condition, removing any and all signs and lettering and all personal property, goods and effects belonging to Tenant or anyone claiming through or under Tenant, subject to clause (f) below. Currently, wired based telecommunications services for the Building enter the Building at a tel/data room located within the Elimination Space. Therefore, notwithstanding the foregoing, prior to surrender of the Elimination Space by Tenant, Landlord shall provide for Tenant to have access to such tel/data room as needed during the remainder of the Lease Term, either (i) through an exterior door constructed by Landlord at Landlord’s cost or (ii) through the remainder of the Elimination Space under arrangements with the tenant of the Elimination Space reasonably satisfactory to Tenant. Landlord will cause the construction of improvements to the Elimination Space pursuant to the Third Party Lease to be performed in such a manner as will not cause any interruption in the telecommunications services provided through the equipment in the tel/data room. Landlord may, at Landlord’s option and cost, relocate and/or reconfigure the tel/data room, and the equipment in the tel/data room, provided that Landlord performs such relocation and/or reconfiguration in such a manner as will not cause any interruption in service.

(b)	Within sixty (60) days after the date of this Amendment, Tenant shall surrender the Storage Space, in its as-is condition, removing all personal property, goods and effects belonging to Tenant or anyone claiming through or under Tenant. Within a time frame that will accommodate Tenant’s surrender of the Storage Space within sixty (60) days after the date of this Amendment, Tenant will cause to be performed to space that will continue to be a part of the Premises such work as is necessary to relocate the property presently in the Storage Space to such other space. Landlord shall pay or reimburse Tenant for the actual costs of performing such work, up to a maximum of $86,500.

(c)	The Elimination Space shall be eliminated from the Lease and the Premises effective as of the date of surrender by Tenant in accordance with clause (a) above, subject to Tenant’s continuing obligation for Base Rent and Additional Rent with respect to the Elimination Space until the reduction date provided for in clause (d) below. Upon the elimination of the Elimination Space, the Leasable Square Footage of the Premises shall be an agreed 83,171 square feet, taking into account an allocation to the Premises of a pro rata share of the Common Areas (including the New Common Areas as defined below).

(d)	Base Rent and Tenant’s Share shall be reduced to reflect the elimination of the Elimination Space as of the earlier of (x) the commencement of the term of the Third Party Lease with respect to the Elimination Space or (y) November 1, 2011.

(e)	The construction of improvements to the Elimination Space pursuant to the Third Party Lease will require the performance of work to demise the Elimination Space from the remainder of the Premises (collectively, the “Demising Work”), including (i) the installation of demising walls, the construction of the Common Areas as depicted on Exhibit A hereto and in accordance with this provision (the “New Common Areas”), and (ii) the separation of utilities and systems serving the remainder of the Premises from the utilities and systems serving the Elimination Space.

(i)	Landlord shall consult with Tenant in designing the New Common Areas and will design the New Common Areas consistent with Exhibit A hereto and consistent with the quality of common areas in first class buildings in the market area of the Building. Landlord agrees that Tenant shall have the right to review and approve any material changes to the existing Common Areas that Landlord intends to make in connection with the design and construction of the New Common Areas, which approval shall not be unreasonably withheld, conditioned or delayed.

(ii)	Landlord, at its sole cost and expense, shall cause the Demising Work to be performed in a good and workmanlike manner and in accordance with Legal Requirements, and shall cause such Demising Work with respect to the Elimination Space to be complete by the commencement of the term of the Third Party Lease with respect to the Elimination Space. Landlord and Tenant shall consult and coordinate with each other in order that the Demising Work is performed in such manner as to minimize, to the extent practical, interference with (i) Tenant’s business operations in the remainder of the Premises and (ii) Landlord’s construction of improvements to the Elimination Space.

(f)	Upon surrender of the Elimination Space, Tenant shall transfer to Landlord the equipment presently located in the cafeteria and fitness facility within the Elimination Space and set forth on Exhibit B hereto, free and clear of all liens created by Tenant but otherwise in the then as-is condition without warranty, and at no cost to Tenant. At the request of Landlord, Tenant shall execute and deliver to Landlord a commercially reasonable bill of sale for such equipment.

(g)	Tenant may, subject to Legal Requirements, place trailers in the Parking Areas at locations approved by Landlord and store items removed from the Elimination Space in such trailers. If Tenant places such trailers in the Parking Areas, the parking spaces used by such trailers will be charged against Tenant’s Parking Allocation (defined below), Landlord may require Tenant to relocate such trailers within the Parking Areas from time to time upon reasonable advance notice, and Tenant shall cause such trailers to be removed not later than the termination of the Lease (including any renewal terms); provided that Tenant shall not be required to relocate such trailers more frequently than one time per year unless reimbursed by Landlord for the costs of any relocation in excess of one per year.

(h)	Item 8 of the Summary of Basic Terms will be amended as of the commencement of the Third Party Lease to provide in its entirety as follows:

8.	Tenant’s Parking Allocation: 1.85 parking spaces per 1,000 square feet of the Premises.

2. Amendment of Section 2.2. Section 2.2 of the Lease is amended to add the following to the end of the Section:

Notwithstanding the foregoing, Tenant shall have the right, without the requirement of any additional payments hereunder, as appurtenant to the Premises, to use space on the roof of the Building for the purpose of repairing, replacing, servicing, operating and maintaining Tenant’s existing equipment located on the roof of the Building, and Tenant shall have the right, in common with other tenants of the Building, to install, repair, replace, service, operate and maintain additional equipment on the roof where necessary or desirable in the future to Tenant’s business operations.

3. Amendment of Section 2.3. Section 2.3 of the Lease is deleted in its entirety and the following substituted in place thereof:

Section 2.3 Parking. Tenant’s Invitees are authorized to park passenger vehicles in the Parking Areas, in common with Landlord and other tenants of Landlord’s Property from time to time. Landlord may, at Landlord’s option, provide parking on a parcel adjacent to Landlord’s Property as depicted on Exhibit C hereto (in addition to the Parking Areas), in which event the Parking Areas shall be deemed to be modified to include such adjacent property. Landlord may also, at Landlord’s option, develop a structured parking deck on Landlord’s Property, and if Landlord develops a structured parking deck, Landlord may, so long as Landlord accommodates Tenant’s allocation of parking spaces in other portions of the Parking Areas, designate the spaces on and directly below such structured parking deck for the exclusive use of other tenants of the Building. Tenant shall not (a) permit any of Tenant’s Invitees (other than visitors) to park in spaces designated as “visitor” spaces, (b) permit any of Tenant’s Invitees to park in spaces designated as “reserved” spaces (unless reserved for Tenant), (c) permit the total number of passenger automobiles parked on Landlord’s Property by Tenant’s Invitees, at any time, to exceed 1.85 per 1,000 square feet of the Premises, and (d) except for delivery trucks using designated loading and unloading facilities, and except for storage trailers which Tenant is allowed to place in the Parking Areas, permit any of Tenant’s Invitees to park any vehicle on Landlord’s Property other than passenger automobiles.

Landlord may, from time to time, designate one or more spaces as reserved for the exclusive use of one or more of the tenants of the Building and/or for Landlord’s Invitees (provided reserved spaces for Landlord’s Invitees shall not exceed two (2)), provided that if Landlord provides reserved spaces to other tenants or occupants of the Building (other than spaces on or directly below a structured parking deck), then Tenant shall be provided an equal number of reserved spaces (per square foot based on square footage leased by the tenant receiving the benefit of such reserved parking spaces) and Tenant shall have a pro-rata share of any reserved spaces that are located in a preferred location (other than spaces on or directly below a structured parking deck), including in front of the main entrance to the Building. Landlord agrees that Tenant shall at all times have access to at least the number of spaces required to satisfy Tenant’s Parking Allocation and Landlord agrees that it shall not over-allocate the parking spaces available in the Parking Areas.

4. Amendment of Section 3.4. Section 3.4 of the Lease is deleted in its entirety and the following substituted in place thereof:

Section 3.4 Signs. Tenant shall have the right to erect one (1) sign on the exterior of the Building provided that such sign complies with the provisions of this Section 3.4 and other applicable provisions of this Lease. The sign’s location, design, shape, size, materials, color and type and all other matters related to such sign (other than Tenant’s right to erect a sign) shall be subject to Landlord’s prior written approval, which Landlord will not unreasonably withhold, condition or delay, following submission by Tenant to Landlord of detailed plans and specifications therefor. Except for the sign permitted pursuant to the above provisions of this Section 3.4 and any interior signs that currently exist at the Premises, Tenant shall not erect any signs which are visible from the exterior of the Building without the prior written consent of Landlord. Landlord hereby approves Tenant’s sign and flag located on and adjacent to the exterior of the Building, provided that Landlord may, at Landlord’s cost, relocate such sign and/or flag to another location reasonably satisfactory to Tenant. Tenant shall not erect signs except in compliance with all applicable requirements of the Town of Lexington and all other applicable Legal Requirements. Tenant shall be solely responsible for confirming that any proposed sign is in compliance with all such requirements. All costs of obtaining permits and approvals, creating, installing, illuminating, maintaining, repairing, and/or replacing such sign shall be paid by Tenant. Tenant understands that other tenants may have rights to erect signs on or visible from the exterior of the Building and/or Landlord may erect signs on behalf of other tenants and, in either case, Tenant shall be granted a corresponding right to do the same, or have identifying signage included in any sign erected by Landlord (based on a pro-rata allocation of available signage space permitted under Legal Requirements according to the area leased by such tenant and Tenant, with Tenant’s existing sign included in determining Tenant’s pro-rata allocation of available signage space). If, under Legal Requirements, there is a limit on the overall size of exterior signage on the Building, the size of Tenant’s exterior sign shall be limited to Tenant’s Share of such overall size. Any signs located in the interior of the Building shall comply with all applicable Legal Requirements. Tenant shall maintain its signs, if any, in good repair and condition. In addition, Tenant may, at its sole cost and expense, place a sign board identifying Tenant on the existing sign post located at the intersection of Route 2A and Forbes Road, subject to applicable Legal Requirements and the rights of other Persons. Any such sign board shall be consistent in size, color and appearance with other sign boards placed on such sign post. Tenant acknowledges that the sign post is not part of Landlord’s Property and that Landlord makes no representations, warranties or commitments of any kind regarding Tenant’s right to place and/or maintain any sign board thereon. At the end of the Lease Term or earlier termination of this Lease, Tenant shall promptly remove all exterior signage placed on the Building and/or sign post and restore all damage related to the installation, existence and/or removal of such signage. Notwithstanding the foregoing, Tenant shall have the right, on behalf of a subtenant permitted under the Lease, at Tenant’s sole cost and expense, and subject to applicable Legal Requirements and all other requirements provided above, to install interior identifying signage at the entrance to any such subleased premises either on the entry door or on the walls located outside of the entry door, which signage shall in all events be subject to Landlord’s approval as to specifications, which shall approval shall not be unreasonably withheld or delayed;

5. Amendment of Section 6.1. Section 6.1 of the Lease is amended by adding the following Section 6.1(h):

(h) Common Areas. Landlord shall maintain and keep the Common Areas in good condition and repair.

6. Force Majeure. In the event that either party shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Amendment by reason of acts of God, strikes, lockouts, labor troubles or disputes, inability to procure or shortage of materials or labor, failure of power or utilities, delay in transportation, fire, vandalism, accident, flood, severe weather, other casualty, Legal Requirements, riot, explosion, war, natural or local emergency, acts or omissions of others, including the other party to this Amendment, or other reasons of a similar or dissimilar nature not solely the fault of, or under the exclusive control of, the party attempting to perform, then performance of such act or obligation shall be excused for the period of the delay and the period for the performance of any such act or obligation shall be extended for the period equivalent to the period of such delay.

7. Inconsistencies; Continuing Effect of Lease. To the extent that the provisions of this Amendment are inconsistent with the provisions of the Lease, the provisions of this Amendment will control and the Lease will be deemed to be amended hereby. Except as amended by this Amendment, the provisions of the Lease remain in full force and effect.

8. Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which will be an original, but all of which, taken together, will constitute one and the same Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

TBCI, LLC, as Trustee of 3 Forbes Realty Trust

By: /s/ Eric D. Schlager
Name: Eric D. Schlager
Title: President

AGENUS INC.

By: /s/ John Cerio
Name: John Cerio
Title: Vice President Human Resources

EXHIBIT A (Floor Plans)

EXHIBIT B (cafeteria/fitness facility equipment)

EXHIBIT C (adjacent parcel)

EXHIBIT A

(Floor Plans)

EXHIBIT B

(Cafeteria/Fitness Facility Equipment)

EXHIBIT C

(Adjacent Parcel)